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Exhibit 5.1

                          December 21, 2004

Foundation PA Coal Company
999 Corporate Boulevard
Suite 300
Linthicum Heights, Maryland 21090-2227

Ladies and Gentlemen:

        We have acted as counsel to Foundation PA Coal Company, a Delaware corporation (the "Company"), and to Foundation Coal Corporation, a Delaware corporation ("Holdings"), and each of Holdings' wholly-owned direct and indirect subsidiaries listed on Annex I attached hereto (together with Holdings, the "Delaware Guarantors"), and each of Holdings' wholly-owned direct and indirect subsidiaries listed on Annex II hereto (the "Non-Delaware Guarantors," each, a "Guarantor" and, together with the Delaware Guarantors, the "Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $300,000,000 aggregate principal amount of 7 1/4 Senior Notes due 2014 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated, as of July 30, 2004 (the "Indenture"), among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The Exchange Securities will be offered by the Company in exchange for $300,000,000 aggregate principal amount of its outstanding 7 1/4 Senior Notes due 2014 (the "Securities").

        We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

        We have assumed further that (1) each non-Delaware Guarantor has duly authorized, executed and delivered the Indenture and (2) the execution, delivery and performance by each Guarantor of the Indenture and the Guarantees do not and will not violate the law of its jurisdiction of organization or any other applicable law (excepting the law of the State of New York and the federal laws of the United States).

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

          1.     When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

          2.     When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the

  Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

        Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP

Annex I

Delaware Guarantors

Name	Jurisdiction of Incorporation or Formation
Alliance Power Marketing, Inc.	Delaware
Barbara Holdings Inc.	Delaware
Castle Gate Holding Company	Delaware
Coal Gas Recovery, LP	Delaware
Cumberland Coal Resources, LP	Delaware
Delta Mine Holding Company	Delaware
Emerald Coal Resources, LP	Delaware
Foundation American Coal Company, LLC	Delaware
Foundation Coal Development Corporation	Delaware
Foundation Coal Holding, Inc.	Delaware
Foundation Coal Resources Corporation	Delaware
Foundation Coal West, Inc.	Delaware
Foundation Energy Sales, Inc.	Delaware
Foundation Equipment Company	Delaware
Foundation Midwest Holding Company	Delaware
Foundation Royalty Company	Delaware
Foundation Wyoming Land Company	Delaware
Freeport Mining, LP	Delaware
Freeport Resources Corporation	Delaware
Laurel Creek Co., Inc.	Delaware
Maple Meadow Mining Company	Delaware
Pennsylvania Land Holdings Corporation	Delaware
Pennsylvania Services Corporation	Delaware
Plateau Mining Corporation	Delaware
River Processing Corporation	Delaware
Riverton Coal Production, Inc.	Delaware
Rockspring Development, Inc.	Delaware
Wabash Mine Holding Company	Delaware
Warrick Holding Company	Delaware

Annex II

Non-Delaware Guarantors

Name	Jurisdiction of Incorporation or Formation
Energy Development Corporation	West Virginia
Kingston Mining, Inc.	West Virginia
Kingston Processing, Inc.	West Virginia
Kingston Resources, Inc.	Kentucky
Neweagle Coal Sales Corp.	Virginia
Neweagle Development Corp.	Virginia
Neweagle Industries, Inc.	Virginia
Neweagle Mining Corp.	Virginia
Odell Processing Inc.	West Virginia
Paynter Branch Mining, Inc.	West Virginia
Pioneer Fuel Corporation	West Virginia
Pioneer Mining, Inc.	West Virginia
Red Ash Sales Company, Inc.	West Virginia
Rivereagle Corp.	Virginia
Riverton Capital Ventures I, Limited Liability Company	West Virginia
Riverton Capital Ventures II, Limited Liability Company	West Virginia
Riverton Coal Sales, Inc.	West Virginia
Ruhrkohle Trading Corporation	West Virginia
Simmons Fork Mining, Inc.	West Virginia
Southern Resources, Inc.	West Virginia

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Exhibit 5.1
Annex I
Annex II